November 19, 1996


Board of Directors
ARI Network Services, Inc.
330 East Kilbourn Avenue
Milwaukee, WI  53202

Gentlemen:

This letter confirms the engagement of QUAESTUS Management Corporation ("QUAESTUS") by the Board of Directors (the "Board") of ARI Network Services, Inc. ("ARI") on a non-exclusive basis to provide consulting services to support the execution of ARI's business plan. This agreement is effective as of December 1, 1996.

        1. QUAESTUS agrees to provide ARI assistance and advice in the following areas, at the request of ARI's Board or President:

                (a) identification and analysis of potential acquisitions and other business combinations;

                (b)     executive recruitment;

                (c) corporate finance, provided, however, that QUAESTUS shall not provide any services or perform any activities that would require registration under state and/or federal securities laws as a broker/dealer;

                (d)     overall business strategy and strategic planning; and

                (e) such other matters as the Board or ARI management may specifically designate.

        2. ARI shall pay QUAESTUS $12,000 per month for services rendered under paragraph 1 above.

        3. ARI shall bear all reasonable out-of-pocket expenses incurred in the provision of services under this agreement. With respect to out-of-pocket expenses, ARI and QUAESTUS shall develop and approve an expense budget in advance in connection with each project on which QUAESTUS is providing assistance. Expenses shall be paid by ARI within 30 days of receipt of invoice from QUAESTUS. ARI shall not be liable for expenses not submitted to ARI within 90 days after receipt of the relevant invoice by QUAESTUS.

Board of Directors
ARI Network Services, Inc.
November 19, 1996
Page Two



        4. QUAESTUS shall keep confidential all information which the Board designates as confidential, except that confidential information shall not include information (a) which is or becomes generally available to the public other than as a result of disclosure by QUAESTUS, or (b) was available to QUAESTUS on a non-confidential basis from a source other than ARI.

        5. QUAESTUS, its partners and employees shall be entitled to indemnification by ARI to the same extent and under the same conditions as the directors of ARI at the time QUAESTUS invokes the right to indemnification.

        6. QUAESTUS and the Board each warrant that this agreement has been duly and validly authorized, executed and delivered by it and is a binding obligation, and that it has full power and authority to perform the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

        7. This Agreement may be terminated by either ARI or QUAESTUS on 30 days' written notice.

        8. All prior agreements and understandings between QUAESTUS and ARI on the subject matter herein are hereby terminated; provided, however, that paragraphs 5 and 6 in the agreements dated September 30, 1993 and August 1, 1994, and paragraphs 4 and 5 in the agreement dated August 1, 1995 (which paragraphs relate to confidentiality and indemnification) shall survive and continue to have full force and effect.

        9. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by each of the Parties.

        10. Paragraph 4 and 5 shall survive the termination of this Agreement.

ARI Board of Directors
November 19, 1996
Page Three



        Please indicate your acceptance of these terms by signing the two originals of this letter in the space below and returning one to QUAESTUS.



Very truly yours,

/s/Terrence J. Leahy

Terrence J. Leahy
Vice President, QUAESTUS Management Corporation

ACCEPTED:

ARI Network Services, Inc.

By: /s/Brian E. Dearing
    -------------------
    President & CEO